Exhibit 2.1

SHARE EXCHANGE AGREEMENT

between

BANCFIRST CORPORATION

and

PEGASUS BANK

Dallas, Texas

April 23, 2019

SHARE EXCHANGE AGREEMENT

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ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCFIRST		22
5.1	Organization, Standing and Authority	22
5.2	Authorized and Effective Agreement; Consents and Approvals	22
5.3	Legal Proceedings	23
5.4	Brokers and Finders	23
5.5	Disclosures	23

ARTICLE VI. COVENANTS		24
6.1	Commercially Reasonable Efforts	24
6.2	Consents	24
6.3	Investigation and Confidentiality	24
6.4	Press Releases	25
6.5	Business of Pegasus	25
6.6	Shareholder Approval	29
6.7	No Solicitation	30
6.8	Fees and Expenses	31
6.9	Termination of Stock Option Plans	31
6.10	Disclosure Supplements	31
6.11	Failure to Fulfill Conditions	31

ARTICLE VII. CONDITIONS PRECEDENT		31
7.1	Conditions Precedent – All Parties	31
7.2	Conditions Precedent – Pegasus	32
7.3	Conditions Precedent – BancFirst	32

ARTICLE VIII. TERMINATION, WAIVER AND AMENDMENT		33
8.1	Termination	33
8.2	Effect of Termination	34
8.3	Survival of Representations, Warranties and Covenants	35
8.4	Waiver	35
8.5	Amendment or Supplement	35

ARTICLE IX. MISCELLANEOUS		35
9.1	Expenses	35
9.2	Entire Agreement	35
9.3	Assignment; Successors; Third-Party Beneficiaries	35
9.4	Specific Performance; Remedies Not Exclusive	36
9.5	Attorneys’ Fees	36
9.6	Notices	36
9.7	Counterparts	37
9.8	Alternative Structure	37
9.9	Governing Law	37
9.10	Further Assurances	37

Exhibit A	Form of Certificate of Exchange
Exhibit B	Form of Shareholder Voting Agreement
Exhibit C	Allowance Methodology

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on this 23rd day of April, 2019, by and between BancFirst Corporation, an Oklahoma corporation (“BancFirst”), and Pegasus Bank, Dallas, Texas, a Texas banking corporation (“Pegasus”), with reference to the following:

WITNESSETH:

WHEREAS, the Boards of Directors of BancFirst and Pegasus have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which BancFirst will acquire all of the outstanding shares of Pegasus (the “Share Exchange”) as provided by Section 10.051 of the Texas Business Organizations Code, as amended (“TBOC”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to BancFirst’s willingness to enter into this Agreement, (a) each member of Pegasus’ Board of Directors who is also a shareholder is concurrently entering into a Shareholder Voting Agreement (as defined below) with BancFirst pursuant to which such shareholder will agree to vote his or her shares of Pegasus Common Stock (defined below) in favor of the Share Exchange, and (b) each of Joe Goyne and Harry Smith, the Chairman and President, respectively, of Pegasus, are concurrently entering into a Retention and Restrictive Covenant Agreement (each, a “Retention Agreement”) with BancFirst pursuant to which they are being encouraged by BancFirst to continue providing services to Pegasus through the date of consummation of the Share Exchange; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties do hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1         Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Consideration” shall mean an amount in cash equal to the sum of (a) $122,000,000, plus (b) the excess, if any, of (i) Pegasus Tangible Shareholders Equity, over (ii) $45,000,000; provided, that the Acquisition Consideration shall be reduced by an amount equal to the product of 2.71 times the amount, if any, that Pegasus Tangible Shareholders Equity is less than $45,000,000.

“Acquisition Consideration Per Share” shall mean (i) the Acquisition Consideration divided by (ii) the number of issued and outstanding shares of Pegasus Common Stock at the Effective Time.

“Acquisition Proposal” shall have the meaning set forth in Section 6.7(a).

“Advisors” shall mean attorneys, accountants, investment bankers, financial consultants and other advisors and agents.

“Affiliate” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a referenced person or entity.

“Agreement” shall mean this Share Exchange Agreement, as amended, supplemented or otherwise modified.

“Allowance” shall mean the allowance for loan and lease losses of Pegasus.

“Audits” shall have the meaning set forth in Section 4.9.

“BancFirst” shall have the meaning set forth in the preamble to this Agreement.

“Bank Employee Plans” shall have the meaning set forth in Section 4.12.

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to Pegasus.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

“Certificate of Exchange” shall mean a Certificate of Exchange substantially in the form attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.6(a)(iii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Disclosure Schedules” shall mean the written disclosure schedules prepared by Pegasus, which disclosure schedules shall specifically reference the representation and warranty in Article IV of this Agreement (or such other section of this Agreement) to which it relates.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.

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“Effective Time” shall have the meaning set forth in Section 2.1.

“Environmental Claim” shall mean any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“Final Dividend” shall mean the cash dividend up to the amount of the excess, if any, of Pegasus Tangible Shareholders Equity as of the Valuation Date over $45,000,000, when and if declared by the Pegasus’ Board of Directors in conjunction with and prior to Closing.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Knowledge of Pegasus” shall mean information that is actually known, or reasonably should have been known, to Joe Goyne and Harry Smith, the Chairman and President, respectively, of Pegasus.

“Material Adverse Effect” shall mean any effect that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), results of operations, business, assets, liabilities, properties, operation or prospects of Pegasus, or materially impairs the ability of Pegasus to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to have occurred if one or more events or series of events result in, or could reasonably be expected to result in, a decrease in Pegasus’ shareholders’ equity by $500,000 or more. A Material Adverse Effect shall not include any change, circumstance, event or effect relating to (a) actions or omissions of Pegasus taken with the prior written consent of BancFirst in contemplation of the Share Exchange; or (b) changes in general economic, legal, regulatory or political conditions that are applicable to financial institutions generally, except to the extent that such changes have a disproportionate adverse effect on Pegasus as compared to similarly situated banks.

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“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

“NASDAQ” shall mean The Nasdaq Stock Market Inc. National Global Select Market.

“OREO” shall mean other real estate owned.

“Paying Agent” shall have the meaning set forth in Section 3.3(a).

“Pegasus” shall have the meaning set forth in the preamble to this Agreement.

“Pegasus Certificates” shall have the meaning set forth in Section 3.3(a).

“Pegasus Common Stock” shall mean the common stock, par value $2.50 per share, of Pegasus.

“Pegasus Financial Statements” shall mean the audited financial statements of Pegasus, prepared in accordance with GAAP, for the years ended December 31, 2018 and December 31, 2017, together with the related notes thereto.

“Pegasus Tangible Shareholders Equity” shall mean (a) the aggregate shareholders’ equity of Pegasus, determined on a consolidated basis in accordance with GAAP as of the Valuation Date (excluding any unrealized losses or gains in Pegasus’ available-for-sale securities portfolio), less (b) an amount equal to any goodwill or other intangible assets reflected on the books of Pegasus as of the Valuation Date.

“Pegasus Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Pegasus Transaction Expenses” shall mean (a) all fees, costs and expenses incurred by Pegasus in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of Advisors that have not been paid and expensed or accrued prior to the Valuation Date, (b) an estimate, based on an estimate Pegasus obtains from its Advisors as of the Valuation Date, of the remaining fees Pegasus anticipates will be incurred by it from the Valuation Date through the Closing Date, and (c) any bonus or similar type of payment paid or agreed to be paid by Pegasus prior to the Closing which was not paid and expensed or accrued by Pegasus prior to the Valuation Date.

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“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Securities Exchange Act of 1934).

“Record Date” shall mean the record date established by Pegasus’ Board of Directors for those Pegasus shareholders entitled to receive (if declared) a ratable portion of the Final Dividend.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“Share Exchange” shall have the meaning set forth in the recitals to this Agreement.

“Shareholder Voting Agreement” shall mean the agreement to be executed by certain shareholders of Pegasus, each in substantially the form attached hereto as Exhibit B.

“SRO” shall mean the Financial Industry Regulatory Authority, applicable securities commodities and futures exchanges, and other industry self-regulatory organizations.

“Stock Option Plans” shall mean the two Stock Option Plans adopted by Pegasus and effective on January 17, 2007 and January 17, 2017.

“Subsidiary” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity.

“Superior Proposal” shall mean any offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation, share exchange or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all of Pegasus Common Stock then outstanding (or the surviving entity of a merger) or substantially all of the assets of Pegasus, and otherwise on terms which the Board of Directors of Pegasus determines in good faith to be more favorable to Pegasus’ shareholders from a financial point of view than the Share Exchange.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes Pegasus.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing.

“TBOC” shall have the meaning given in the Recitals.

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“TDB” shall mean the Texas Department of Banking.

“Transaction Documents” shall mean this Agreement, each Retention Agreement and Shareholder Voting Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing.

“Valuation Date” shall mean the last day of the calendar month immediately preceding the Closing.

1.2         Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3         Other Definitional Provisions.

(a)          Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement. Exhibits referred to herein are attached hereto and by this reference made a part hereof.

(b)          Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c)          The words “this Agreement,” “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)          The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f)          Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

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ARTICLE II.
THE SHARE EXCHANGE

2.1         Effective Time of the Share Exchange. Upon the terms and subject to the conditions of this Agreement, a Certificate of Exchange shall be duly prepared, executed by BancFirst and Pegasus and thereafter delivered to the TDB for filing, as provided in the TBOC, on or prior to the Closing Date. The Share Exchange shall become effective upon the filing of the Certificate of Exchange with the Texas Secretary of State or at such time thereafter as is provided in the Certificate of Exchange (the “Effective Time”).

2.2         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time and place on one of the first three (3) Business Days of a month as BancFirst and Pegasus may mutually agree on following satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing).

2.3         Effect of the Share Exchange. At the Effective Time, BancFirst shall become the owner of all of the issued and outstanding capital stock of Pegasus, and Pegasus shall become a wholly-owned subsidiary of BancFirst, all without any further action on the part of Pegasus or BancFirst, or any of their respective shareholders. The shareholders of Pegasus shall have no further rights in such shares which shall be automatically converted into the right to receive the consideration set forth herein.

2.4         Certificates of Incorporation and Bylaws. The articles of association of Pegasus and the certificate of incorporation of BancFirst, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended as provided by applicable law. In addition, the respective bylaws of Pegasus and BancFirst, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended or repealed as provided by the bylaws, the respective certificates of incorporation and applicable law.

2.5         Directors and Officers. The directors and officers of BancFirst in office as of immediately prior to the Effective Time shall continue to be the directors and officers of BancFirst at and after the Effective Time. The directors and officers of Pegasus in office immediately prior to the Effective Time shall continue to be the directors and officers of Pegasus at and after the Effective Time until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.6         Deliveries at Closing.

(a)          At the Closing, Pegasus shall deliver, or cause to be delivered, to BancFirst:

(i)          counterpart signature pages to each of the Transaction Documents (other than this Agreement) to which Pegasus or any of its Affiliates are to be party that are to be executed at Closing;

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(ii)         a certificate executed by the President of Pegasus certifying as to the matters described in Sections 7.3(a) and 7.3(b) have been satisfied;

(iii)        a certificate (the “Closing Financial Certificate”) signed by the President and Chief Financial Officer of Pegasus, certifying as to (A) the amount of Pegasus Tangible Shareholders Equity as of the Valuation Date; (B) the amount of the Allowance reflected on the books of Pegasus as of the Valuation Date and as of the Closing Date; (C) the amount of the Pegasus Transaction Expenses; and (D) the number of issued and outstanding shares of Pegasus Common Stock determined immediately prior to the Closing;

(iv)        certified copies of the articles of association and bylaws of Pegasus, together with all amendments thereto;

(v)         a good standing certificate, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Texas Secretary of State, certifying as to the existence and good standing of Pegasus in the State of Texas;

(vi)        a certified copy of the resolutions of the Board of Directors of Pegasus approving this Agreement and the Share Exchange;

(vii)       a certified copy of the resolutions of the shareholders of Pegasus approving this Agreement and the Share Exchange;

(viii)      a list of all (A) internal and examiner classified loans and watch listed loans as of the Valuation Date, (B) OREO expected to be owned by Pegasus as of the Closing Date, and (C) letters of credit issued by Pegasus and outstanding as of the Closing Date;

(ix)        subject to the declaration of the Final Dividend by Pegasus’ Board of Directors which remains unpaid immediately prior to the Closing, a Pegasus shareholders list as of the Record Date, which shareholders list shall include the tax identification number and address of each Pegasus shareholder as reflected on the books and records of Pegasus; and

(x)          all other certificates, schedules, or other items required to be delivered to BancFirst by Pegasus or any of its Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(b)          At the Closing, BancFirst shall deliver or cause to be delivered to Pegasus:

(i)          counterpart signature pages to each of the Transaction Documents (other than this Agreement) to which BancFirst or any of its Affiliates is to be party that are to be executed at Closing;

(ii)         a certificate executed by the Executive Chairman, President or an Executive Vice President of BancFirst certifying as to the matters described in Sections 7.2(a) and 7.2(b);

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(iii)        a certified copy of the resolutions of the Board of Directors of BancFirst approving this Agreement and the Share Exchange; and

(iv)        all other certificates, schedules, or other items required to be delivered by BancFirst to Pegasus or any of its Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(c)          Pegasus and BancFirst shall execute and deliver to each other all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Share Exchange and other transactions contemplated by this Agreement.

ARTICLE III.
EFFECT OF THE SHARE EXCHANGE ON CAPITAL STOCK;
SURRENDER OF CERTIFICATES

3.1         Effect on Capital Stock. Subject to the terms and conditions of this Agreement and pursuant to the provisions of Section 10.051 of the TBOC, at the Effective Time, without any action on the part of the holder of any share of Pegasus Common Stock:

(a)          each share of Pegasus Common Stock (other than Dissenting Shares) which is outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any further action, be converted into the right to receive the Acquisition Consideration Per Share;

(b)          any shares of Pegasus Common Stock held in the treasury of Pegasus shall, by virtue of the Share Exchange and without any further action, be cancelled without the payment of any consideration therefor; and

(c)          each share of BancFirst capital stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and will be unaffected by the Share Exchange.

3.2         Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Pegasus Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their right of appraisal within the meaning of Section 10.351 et seq. of the TBOC (the “Dissenting Shares”) shall not remain outstanding, and the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with such provisions of the TBOC. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of such Pegasus Common Stock held by such stockholder shall be converted into the right to receive the Acquisition Consideration Per Share in accordance with Section 3.1(b).

3.3         Surrender of Certificates; Paying Agent.

(a)          Paying Agent. As of the Effective Time, BancFirst shall deposit, or shall cause to be deposited, in a non-interest bearing account at BancFirst, Oklahoma City, Oklahoma, an Oklahoma banking corporation (which, when acting in such capacity, is referred to herein as the “Paying Agent”), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Pegasus Common Stock (collectively, the “Pegasus Certificates”), for exchange in accordance with this Article III, an aggregate amount of cash equal to the Acquisition Consideration.

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(b)          Exchange Procedures.

(i)          At least five (5) Business Days prior to the anticipated Closing Date, the Paying Agent shall mail or deliver to each holder of record of shares of Pegasus Common Stock a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of Pegasus Certificates to the Paying Agent, and which shall be in such form and have such other provisions as Pegasus and BancFirst reasonably specify, including, without limitation, a release by each Pegasus shareholder of all claims against Pegasus (other than claims arising under this Agreement and the Transaction Documents), and instructions for use in effecting the surrender of Pegasus Certificates in exchange for the Acquisition Consideration Per Share. Upon surrender of an Pegasus Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, at the Closing the holder of such Pegasus Certificate shall be entitled to receive in exchange therefor (x) the Acquisition Consideration Per Share, multiplied by (y) the number of shares of Pegasus Common Stock represented by the certificate so surrendered pursuant to the provisions of this Article III (which amount shall be rounded to the nearest whole cent), and Pegasus Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Pegasus Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Acquisition Consideration Per Share with respect to the shares of Pegasus Common Stock represented by such Pegasus Certificate.

(ii)         Notwithstanding the payment procedures described in Section 3.3(b)(i) above, in the event that a holder of Pegasus Certificates surrenders such Pegasus Certificates and a properly executed letter of transmittal evidencing such holder’s election to surrender such shares pursuant to this Agreement, and such other documents as the Paying Agent may reasonably require, to the Paying Agent at least two (2) Business Days prior to the Closing Date, then, immediately following the Closing, BancFirst shall cause the Paying Agent to deliver to such holder of such Pegasus Certificates an amount equal to the amount payable to such shareholder pursuant to Section 3.3(b)(i) by, at the option of such holder (A) delivery of a bank cashier’s check payable to such holder, (B) a direct deposit into such holder’s account at Pegasus, or (C) subject to the holder being entitled to receive not less than $100,000 pursuant to the provisions of this Section 3.3(b), by wire transfer of immediately available funds to an account designated by such holder.

(c)          No Further Ownership Rights in Pegasus Common Stock. The Acquisition Consideration Per Share paid upon surrender of shares of Pegasus Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pegasus Common Stock, and there shall be no further registration of transfers on the stock transfer books of Pegasus of the shares of Pegasus Common Stock which were outstanding immediately prior to the Effective Time and which were evidenced by Pegasus Certificates. If, after the Effective Time, Pegasus Certificates are presented to BancFirst for any reason, they shall be cancelled and exchanged as provided in this Article III.

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(d)          Lost or Stolen Certificate. In the event that any Pegasus Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay the Acquisition Consideration Per Share to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.3(b)(i); provided, that the Paying Agent may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificate to submit to the Paying Agent a bond in form and substance satisfactory to the Paying Agent in an amount not to exceed the aggregate Acquisition Consideration the owner will receive, or an indemnification agreement in a form acceptable to BancFirst, whereby such shareholder agrees to indemnify BancFirst, Pegasus and the Paying Agent against any claim that may be made against them with respect to the certificates alleged to have been lost, stolen or destroyed.

(e)          Termination of Fund; Limit of Liability. Any portion of the cash funds deposited in a segregated account pursuant to Section 3.3(a), which remains undistributed to the shareholders of Pegasus for six months after the Effective Time may be transferred by the Paying Agent from such segregated account to BancFirst’s general operating accounts. Neither BancFirst, the Paying Agent nor Pegasus shall be liable to any holder of shares of Pegasus Common Stock for any portion of such cash funds that may be later delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)          Withholding. The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Pegasus Common Stock such amounts as BancFirst is required to deduct and withhold with respect to making such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by BancFirst, such amounts shall be remitted to the appropriate tax authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pegasus Common Stock in respect of which such deduction and withholding was made by BancFirst.

(g)          Liens and Encumbrances. Any of the shares of Pegasus Common Stock that are subject to liens and encumbrances shall not be entitled to receive any portion of the Acquisition Consideration unless BancFirst receives evidence satisfactory to it that such liens or encumbrances have been or will be released upon receipt of the applicable portion of the Acquisition Consideration.

3.4         Final Dividend Paying Agent. If a Final Dividend has been declared prior to the Closing (based on the Pegasus Tangible Shareholders Equity as of the Valuation Date) but remains unpaid immediately prior to the Closing, Pegasus, in conjunction with the Closing, shall (a) deliver to BancFirst a shareholders list as of the Record Date for the payment of the Final Dividend, which shareholders list shall include those matters specified in Section 2.6(a)(ix), and (b) deposit with BancFirst immediately available funds in an amount equal to the Final Dividend. Subject to receipt of the shareholders list and said funds, BancFirst shall act as the paying agent for the Final Dividend. In such capacity, BancFirst shall mail or deliver a check to each Pegasus shareholder as of the Record Date, as reflected on the shareholders list described above, in an amount equal to that portion of the Final Dividend due such shareholder.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BANK

Except as may be disclosed to BancFirst in the Disclosure Schedules which shall be delivered to BancFirst by Pegasus prior to or in conjunction with the execution and delivery of this Agreement, Pegasus represents and warrants to BancFirst, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1         Capital Structure of Pegasus. The authorized capital stock of Pegasus consists of 10,000,000 shares of Pegasus Common Stock, 4,235,210 shares of which are issued and outstanding, and no shares of Pegasus Common Stock are held as treasury shares. All outstanding shares of Pegasus Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Pegasus Common Stock have been issued in violation of the preemptive or subscription rights of any Person. There are no Rights authorized, issued or outstanding with respect to Pegasus Common Stock, and no authorization therefor has been given.

4.2         Organization, Standing and Authority of Pegasus. Pegasus is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Pegasus has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Pegasus is duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct a banking business and to own and operate the assets purported to be owned by it. Pegasus has heretofore delivered to BancFirst true and complete copies of the articles of association and bylaws of Pegasus as in effect as of the date hereof. All eligible accounts of depositors in Pegasus are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due by Pegasus, and Pegasus has filed all reports required by the FDIA.

4.3         Subsidiaries. Pegasus has no Subsidiaries or Affiliates except for Chrysaor, Series LLC (“Chrysaor”), a subsidiary of Pegasus that holds one piece of OREO being utilized as rental property. Chrysaor is duly organized, validly existing and in good standing under the laws of the State of Texas, and has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. All of the outstanding equity interests in Chrysaor (a) have been validly issued and are fully paid and non-assessable, (b) are owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, and (c) are free of any other restrictions that would prevent the operation by BancFirst or Pegasus of Chrysaor’s business as currently conducted. For the purposes of Article IV of this Agreement, the term “Pegasus” shall be deemed to include Chrysaor. Other than Chrysaor, Pegasus does not have any direct or indirect equity interest in any corporation, partnership, joint venture, business association or other entity.

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4.4         Authorized and Effective Agreement; Consents and Approvals.

(a)          Pegasus has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and (subject to receipt of all necessary governmental and shareholder approvals) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Pegasus. This Agreement has been duly and validly executed and delivered by Pegasus (and each other Transaction Document to which such Person is party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of Pegasus which are enforceable against Pegasus in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)          Neither the execution and delivery of this Agreement or the other Transaction Documents by Pegasus nor the consummation by Pegasus of the transactions contemplated hereby or thereby in accordance with the terms hereof nor compliance by Pegasus with any of the terms or provisions hereof or thereof will (i) violate any provision of the articles of association or bylaws of Pegasus; (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pegasus or any of its properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Pegasus under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pegasus is a party, or by which any of its properties or assets may be bound or affected; or (iv) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which Pegasus or, to the Knowledge of Pegasus, the shareholders of Pegasus are parties or to which any Pegasus Common Stock is subject. Except for consents and approvals of or filings or registrations with or notices to the FRB and TDB, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or other Person are required on behalf of Pegasus in connection with the consummation by Pegasus of the transactions contemplated hereby.

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4.5         Regulatory Reports and Agreements. Since January 1, 2013, Pegasus has duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Pegasus has previously delivered or made available to BancFirst accurate and complete copies of all such reports. In connection with the most recent examination of Pegasus by the appropriate Bank Regulators, Pegasus was not required to correct or change any action, procedure or proceeding which, to the Knowledge of Pegasus, has not been now corrected or changed. Except as set forth in Schedule 4.5, Pegasus is not a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, and Pegasus has not received any notification from any such Bank Regulator, including, without limitation, the TDB and the FDIC, that it may be requested to enter into, or otherwise become subject to, any such commitment, letter, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6         Pegasus Financial Statements. Pegasus Financial Statements are attached to Schedule 4.6. Pegasus Financial Statements are true, correct and complete in all material respects and fairly present the consolidated financial condition and results of operations of Pegasus, as of the dates and for the periods set forth therein. Except as otherwise stated therein, Pegasus Financial Statements have been prepared in accordance with GAAP. The books and records of Pegasus are being maintained in compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Pegasus. Except to the extent reflected, disclosed or provided for in Pegasus Financial Statements or described on Schedule 4.6, Pegasus has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet included in the Pegasus Financial Statements and not previously paid or discharged, and (ii) incurred after the date of the Pegasus Financial Statements arising in the ordinary course of Pegasus’ business that were properly incurred consistent with past practice.

Pegasus is not obligated (by discount, line of credit, loan commitment, loan participation agreement, repurchase agreement, letter of credit or otherwise), except in the normal course of business, to provide funds in respect of or to guaranty or assume any debt or obligation of any Person other than Pegasus.

4.7         No Material Adverse Change.

(a)          Since December 31, 2018, other than in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (i) Pegasus has conducted its businesses in the ordinary and usual course, and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(b)          Except as described in Schedule 4.7(b), since December 31, 2018, Pegasus has not:

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(i)          suffered any Material Adverse Effect in its financial condition, results of operations or business;

(ii)         issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except (A) current liabilities incurred in the ordinary course of business and consistent with past practices, and (B) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(iii)        except for the Final Dividend (if declared), declared any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iv)        mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements;

(v)         discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities included in the Pegasus Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(vi)        sold, assigned or transferred any real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(vii)       suffered any material loss not provisioned for in the Allowance and reflected in the Pegasus Financial Statements or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;

(viii)      entered into any transaction (except as otherwise contemplated by this Agreement) other than in the ordinary course of business and consistent with past practices;

(ix)        entered into, renewed or otherwise extended any material agreement, arrangement, commitment or understanding which is not terminable at the election of Pegasus without payment of any penalty or similar termination fee on not more than 30 calendar days’ prior written notice;

(x)         incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices;

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(xi)        made any capital expenditures or commitments therefor in excess of $100,000 per expenditure or commitment and not exceeding $250,000 in the aggregate;

(xii)       made any loan or advances to, guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;

(xiii)      made any material change in any method of accounting or accounting practice;

(xiv)      granted any increase in the compensation payable or to become payable to any director, officer or employee (other than normal periodic increases made by Pegasus pursuant to Pegasus’ established compensation policies);

(xv)       except as disclosed in Schedule 4.7(b), paid or agreed to pay any bonus or severance to, or provide any other benefit to any of its directors, officers or employees;

(xvi)      suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

(xvii)     entered into nor received any notice or advice that it may become subject or a party to any order, agreement, consent, memorandum of understanding or other regulatory enforcement action or proceeding by a Bank Regulator, or become party to any commitment letter or similar undertaking to a Bank Regulator; or

(xviii)    agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).

4.8         Environmental Matters.

(a)          Pegasus is in compliance with all Environmental Laws. Pegasus has not received any communication alleging that Pegasus is not in such compliance or that it is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property owned by Pegasus, and, to the Knowledge of Pegasus, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)          None of the properties owned, leased or operated by Pegasus has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

(c)          To the Knowledge of Pegasus, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Pegasus or against any person or entity whose liability for any Environmental Claim Pegasus has or may have retained or assumed either contractually or by operation of law.

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(d)          Pegasus has provided to BancFirst true, accurate and complete copies of all environmental audits, reports or assessments that Pegasus has with respect to any and all real property owned, occupied or previously occupied by Pegasus.

4.9         Tax Matters. Pegasus has timely filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, complete and accurate in all material respects. Pegasus has timely paid and discharged all Taxes shown to be due on such Tax Returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (i) such as are being contested in good faith by appropriate proceedings and with respect to which Pegasus is maintaining reserves adequate for their payment, or (ii) Taxes which are accruable through the Closing Date and which are properly shown on the books of Pegasus, as applicable, as a liability immediately prior to the Closing. The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. Pegasus has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings (collectively, “Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of Pegasus, and Pegasus has not received any notice that such an Audit is pending or threatened with respect to Pegasus or any Tax Return required to be filed by or with respect to Pegasus. Pegasus is not a party to or bound by and does not have any obligation under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

4.10       Legal Proceedings. Schedule 4.10 lists all existing or, to the Knowledge of Pegasus, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Pegasus or its officers, directors, employees or agents. None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) in any material respect, impair the ability of Pegasus to conduct business as now conducted; (c) result in any substantial liability of Pegasus that is not adequately covered by insurance; or (d) restrain or otherwise materially impair the performance of any other action by Pegasus under this Agreement or any other Transaction Document. To the Knowledge of Pegasus, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Pegasus.

4.11       Compliance with Laws.

(a)          Pegasus has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Pegasus, no suspension or cancellation of any of the same is threatened.

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(b)          Pegasus is not in violation of its governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, which could reasonably be expected to have a Material Adverse Effect. Pegasus has not received any notice or communication from any Governmental Entity asserting that Pegasus is in violation of any of the foregoing.

4.12       Employee Matters and ERISA.

(a)          Schedule 4.12(a) sets forth all stock option (including the Stock Option Plans), employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by Pegasus for the benefit of the current or former directors, officers, employees or independent contractors of Pegasus (the “Bank Employee Plans”). Except as described on Schedule 4.12(a), Pegasus does not have any present or future obligation or liability under any Bank Employee Plan. Pegasus does not maintain, contribute to or participate in any plan that provides health, major medical, disability or life insurance benefits to former employees of Pegasus.

(b)          Schedule 4.12(b) describes each (i) agreement with any shareholder, director, officer or other key employee of Pegasus (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Pegasus of the nature of any of the transactions contemplated by this Agreement, (B) providing any terms of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Pegasus that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, and (iii) agreement or plan binding Pegasus, including, without limitation, any stock option plan, including the Stock Option Plans, stock appreciation rights plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.

(c)          Pegasus has not, and, to the Knowledge of Pegasus, any fiduciary of such plan has not, incurred any liability to, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Pegasus under any Bank Employee Plan that has not been satisfied in full.

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(d)          Full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing, under the terms of each Bank Employee Plan or ERISA.

(e)          Pegasus Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.13       Certain Contracts.

(a)          Schedule 4.13(a) sets forth a list of all of the following types of agreements, arrangements or commitments to which Pegasus is a party, is bound or affected by, receives or is obligated to pay, benefits under: (i) any agreement, arrangement or commitment relating to the borrowing of money by Pegasus (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Pegasus of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Pegasus, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by Pegasus, and other than Pegasus Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Pegasus upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events), other than Pegasus Employee Plans; (iv) any agreement, arrangement or understanding pursuant to which Pegasus is obligated to indemnify any director, officer, employee or agent of Pegasus; (v) any agreement, arrangement or understanding to which Pegasus is a party or by which Pegasus is bound which limits the freedom of Pegasus to compete in any line of business or with any person or entity; (vi) any lease of real or personal property requiring payments of annual rental in excess of $50,000, whether as lessor or lessee; or (vii) any other agreement, arrangement or understanding which involves an annual payment of more than $50,000 or material agreement, arrangement or understanding which is not terminable at the election of Pegasus without payment of any penalty or similar termination fee on not more than 30 calendar days’ written notice. Pegasus has previously delivered or made available to BancFirst a copy of each such agreement, arrangement or understanding or, if oral, shall have described such agreement, arrangement or understanding in writing.

(b)          Pegasus is not in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

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4.14       Brokers and Finders. Neither Pegasus nor any of its respective directors, officers, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Pegasus in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

4.15       Insurance. Pegasus is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws, regulations and agreements to which Pegasus is a party. Schedule 4.15 identifies all insurance policies maintained by Pegasus as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by Pegasus are in full force and effect and shall continue in full force and effect through the Closing Date, and all claims thereunder have been filed in a due and timely manner, and no such claim has been denied. Pegasus has not been notified that its fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as its existing coverage except for terms which may be included in the policies identified in Schedule 4.15.

4.16       Properties. All real and personal property owned by Pegasus or presently used by it in its business are in condition (ordinary wear and tear excepted) sufficient to carry on the business of Pegasus in the ordinary course of business consistent with its past practices. Pegasus has good and indefeasible title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected in the Pegasus Financial Statements or acquired after the date thereof, other than properties sold by Pegasus in the ordinary course of business, except (i) liens for current Taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to the business of Pegasus and leased or licensed by Pegasus is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases or licenses will not terminate or lapse prior to the Closing. Schedule 4.16 sets forth a description of all real property owned or leased by Pegasus and used in the conduct of its business.

4.17       Transactions with Affiliates. There are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of Pegasus or any person or entity affiliated with Pegasus, relating to, arising from or affecting Pegasus, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Pegasus, except for (i) current salary and business expense advances consistent with past practices, (ii) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable law, and (iii) such Person’s deposit accounts at Pegasus.

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4.18       Loans. Each loan on the books and records of Pegasus, including, without limitation, unfunded portions of outstanding lines of credit, loan commitments and letters of credit, (a) was made and has been serviced in all material respects in accordance with Pegasus’ loan policy or exceptions approved by loan committee or Pegasus’ board of directors at the time such loan was made or extended as applicable, in the ordinary course of business, (b) is evidenced in all material respects by appropriate and sufficient documentation, (c), to the Knowledge of Pegasus, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and (d) is not subject to any known or threatened defense, offsets or counterclaims that might be asserted against Pegasus. Although no representation or warranty is being made as to the sufficiency of collateral securing or the collectability of such loans, the credit files of Pegasus contain all material information known to Pegasus that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectibility of Pegasus’ loan portfolio. All extensions of credit made to any insider of Pegasus (within the meaning of such terms in Regulation O of the Board of Governors of the Federal Reserve System) have been made by Pegasus in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. Schedule 4.18 lists all internal and examiner classified loans and watch listed loans and OREO as of the most recent month end.

4.19       Intellectual Property. Pegasus owns all right, title and interest in, to and under, free and clear of any lien, claim or encumbrance of any kind, and has the valid and enforceable right to use and fully and completely assign, transfer and convey (or have a valid, written and enforceable license to) all computer software and programs of any kind or nature (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), currently used or planned to be used in its business or otherwise reasonably necessary to carry on its business. The activities, products and services of Pegasus have not and do not infringe upon, misappropriate, dilute (in the case of trademarks) or otherwise violate, or constitute the unauthorized use of the intellectual property of any other Person. There are no written or, to the Knowledge of Pegasus, oral allegations, threats or claims, and there are no lawsuits pending or, to the Knowledge of Pegasus, threatened, in any case, alleging that any of Pegasus’ activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks) or otherwise violate, or constitute the unauthorized use of, any other Person’s intellectual property.

4.20       Disclosures. None of the representations and warranties of Pegasus or any of the written information or documents which have been furnished by Pegasus to BancFirst pursuant to this Agreement, the other Transaction Documents or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents that Pegasus shall have delivered or made available to BancFirst pursuant to this Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BANCFIRST

BancFirst hereby represents and warrants to Pegasus, as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1         Organization, Standing and Authority. BancFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. BancFirst has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of BancFirst to consummate the transactions contemplated hereby. BancFirst is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable laws, regulations or order of Governmental Entities to conduct business as a bank holding company as presently conducted.

5.2         Authorized and Effective Agreement; Consents and Approvals.

(a)          BancFirst has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and (subject to receipt of all necessary approvals from applicable Bank Regulators) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BancFirst. This Agreement has been duly and validly executed and delivered by BancFirst (and each other Transaction Document to which BancFirst is a party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of BancFirst which are enforceable against BancFirst in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)          None of the execution and delivery of this Agreement or the other Transaction Documents by BancFirst, the consummation by BancFirst of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by BancFirst with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of BancFirst, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancFirst or any of its properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BancFirst under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancFirst is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii), and (iii) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby.

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(c)          Except for (i) consents and approvals of or filings or registrations with or notices to the FRB and the TDB, (ii) the filing of the Certificate of Exchange with the Texas Secretary of State pursuant to the TBOC, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, the rules of the NASDAQ, or any other federal and state securities (or related) laws, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of BancFirst in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by BancFirst, or (B) the completion by BancFirst of the transactions contemplated hereby or thereby. BancFirst has no reason to believe that it will not receive regulatory approval of the transactions contemplated hereby and has no knowledge of any facts that would prevent, or result in a material delay in the ability of, BancFirst to consummate the transactions contemplated hereby.

5.3         Legal Proceedings. There are no existing or, to the knowledge of BancFirst, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving BancFirst which could reasonably be expected to have a material adverse effect on the ability of BancFirst to consummate the transactions contemplated by this Agreement or any other Transaction Document.

5.4         Brokers and Finders. Other than D.A. Davidson & Co., the fees of which will be paid by BancFirst, neither BancFirst nor any of its Affiliates, directors, officers, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for BancFirst in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.5         Disclosures. None of the representations and warranties of BancFirst contained in this Agreement or in the other Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents that BancFirst has previously delivered or made available to Pegasus pursuant to this Article V are true, correct and complete copies thereof in all material respects and include all amendments, supplements and modifications thereto and all waivers thereunder.

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ARTICLE VI.
COVENANTS

6.1         Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws and regulations so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VII of this Agreement) on or before 120 days after the date of this Agreement or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2         Consents.

(a)          BancFirst and Pegasus, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement or any other Transaction Document. Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties, including the FRB and TDB, necessary to consummate the transactions contemplated hereby or by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

(b)          Without limiting the generality of Section 6.2(a) above, BancFirst shall promptly, but in no event later than 30 calendar days following the date of this Agreement, file or cause to be filed applications or notifications for all regulatory approvals required to be obtained by BancFirst in connection with this Agreement and the transactions contemplated hereby. BancFirst shall promptly furnish Pegasus with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. BancFirst shall use commercially reasonable efforts to obtain all such regulatory approvals.

6.3         Investigation and Confidentiality.

(a)          Pegasus shall permit BancFirst and its representatives access to the properties and personnel, and shall disclose and make available to BancFirst all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Pegasus including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which BancFirst may have a reasonable interest; provided, that such access shall be reasonably related to the transactions contemplated hereby, shall not unduly interfere with normal operations and shall not violate any law or agreement or constitute the waiver of any privilege. Pegasus shall make its directors, officers, employees and agents and authorized representatives available to confer with BancFirst and its representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and not unduly interfere with normal operations.

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(b)          All information furnished to BancFirst or its representatives by Pegasus previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence by BancFirst and not revealed to any other party except its representatives, agents, employees, attorneys and accountants familiar with this confidentiality restriction. Neither BancFirst nor any of its representatives, agents, employees, attorneys or accountants shall use Pegasus’ information (i) other than in connection with the transactions contemplated by this Agreement or as appropriate for obtaining regulatory approvals, or (ii) to gain a competitive advantage over Pegasus. In the event that this Agreement is terminated for any reason, BancFirst will return to Pegasus all Pegasus documents furnished to BancFirst by Pegasus without BancFirst keeping any copy thereof and will not use any of the information provided by Pegasus for solicitation of any Pegasus customers or employees.

6.4         Press Releases. Pegasus understands that BancFirst is a public company and that the existence and terms of this Agreement must be made public in accordance with applicable securities laws pertaining thereto. BancFirst and Pegasus shall agree with each other as to the form and substance of any initial press release related to this Agreement or the transactions contemplated hereby prior to the issuance thereof, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

6.5         Business of Pegasus.

(a)          During the period from the beginning of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of BancFirst, Pegasus shall carry on its business diligently and in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof). Pegasus shall use all commercially reasonable efforts to (x) preserve its business organizations intact, (y) keep available to itself and BancFirst the present services of the employees of Pegasus (unless such employees are terminated for cause or, with the prior written consent of BancFirst, for failure to adequately perform or other reason) and (z) preserve for itself and BancFirst the goodwill of the customers of Pegasus and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of BancFirst, between the date of this Agreement and the Closing, Pegasus shall not:

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(i)          on or after the Valuation Date, other than the Final Dividend (if declared) based on the Pegasus Tangible Shareholders Equity as of the Valuation Date, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Pegasus Common Stock;

(ii)         issue any shares of its capital stock, or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii)        amend its articles of association or bylaws; impose, or suffer the imposition, on any share of stock held by Pegasus of any material lien, charge or encumbrance or permit any such lien to exist; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(iv)        increase the rate of compensation of any of its directors, executive officers or employees, or, except as set forth on Schedule 6.5(a)(iv), pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees; provided, that any such payments shall be paid and expensed prior to the Valuation Date, or such payments shall be fully accrued by Pegasus prior to the Valuation Date;

(v)         enter into or, except as may be required by law and except for the Transaction Documents, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Pegasus Employee Plans not in the ordinary course consistent with past practice;

(vi)        enter into, renew or otherwise extend (w) any material agreement, arrangement, commitment or understanding not made in the ordinary course of business and which is not terminable at the election of Pegasus without payment of any penalty or similar termination fee on not more than 30 calendar days’ written notice, (x) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, or (y) any agreement, arrangement or commitment relating to the employment or severance of an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law;

(vii)       change its method of accounting in effect for the year ended December 31, 2018, except as required by changes in laws, regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2018, except as required by changes in laws or regulations;

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(viii)      purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

(ix)        make any capital expenditures in excess of $100,000 per expenditure or commitment and not exceeding $250,000 in the aggregate;

(x)         filing the applications or making a contract with respect to branching, site location or relocation or closing of a branch;

(xi)        acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xii)       engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which (x) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by Pegasus with non-Affiliates, and (y) are in compliance with all other requirements of applicable laws and regulations;

(xiii)      enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other similar agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv)      discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xv)       enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;

(xvi)      invest in any investment securities other than (A) federal funds, or (B) such securities as BancFirst shall approve in writing;

(xvii)     purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (A) in excess of $1,000,000 to any officer or director (or any of their related interests as such term is defined in Regulation O) of Pegasus, or (B) regardless of amount to any borrower or affiliate of such borrower who has an existing loan carried by Pegasus as an internally classified or watch-list loan or classified as special mention, substandard, doubtful or loss a Bank Regulator, or to any such borrower or affiliate for the purpose of such borrower or affiliate making a regularly scheduled payment to Pegasus;

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(xviii)    purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit in principal amounts in excess of $2,500,000 for unsecured credits or $5,000,000 for secured credits or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by an amount exceeding $2,500,000 if unsecured or $5,000,000 if secured without Pegasus having given Dennis L. Brand, on behalf of BancFirst, a copy of Pegasus’ credit application within 24 hours after being finalized by Pegasus;

(xix)      extend, amend, modify or renew any loan or extension of credit without full collection of all regularly scheduled interest and principal payments unless and until Pegasus has given BancFirst prior written notice of Pegasus’ intent to extend, amend, modify or renew such loan or extension of credit and BancFirst has not sent Pegasus notice of disapproval within three Business Days of receipt of Pegasus’ notice;

(xx)       purchase brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in Dallas County, Texas;

(xxi)      knowingly take any willful action that would result in any of the representations and warranties contained in this Agreement not to be true and correct in any material respect at the Closing or that could reasonably result in any material delay in consummation of the transactions contemplated hereby; or

(xxii)     agree to do any of the foregoing.

Notwithstanding the restrictions set forth in Sections 6.5(a)(xviii) and 6.5(a)(xix), Pegasus may extend, amend, modify or renew any existing loan or extension of credit without prior notice to BancFirst provided that (A) the extension, amendment, modification or renewal is in the ordinary course of business, (B) the loan or credit being extended, amended, modified or renewed is not classified special mention, substandard or doubtful by any Bank Regulator or internally by Pegasus, and (C) Pegasus does not advance or commit any additional funds.

(b)          Except for written materials concerning portions of any meetings concerning this Agreement or the transactions contemplated hereby, Pegasus shall provide to a representative designated by BancFirst, in its sole discretion, copies of any written materials provided to the Board of Directors (or any committee thereof) of Pegasus currently with the delivery of such materials to the individual Board and committee members.

(c)          Promptly following a written request from BancFirst, in its sole discretion, Pegasus shall take all action necessary on the last Business Day immediately preceding the Closing Date to terminate any employee savings plan of Pegasus, if any, causing each participant’s account thereunder to be fully vested.

(d)          In accordance with the methodology traditionally and currently used by Pegasus, as such methodology is illustrated on Exhibit C hereto, Pegasus shall (i) maintain its practice of charging off or charging down loans against its Allowance, and (ii) have an Allowance as of the Valuation Date and as of the Closing Date in an amount adequate for the risk in Pegasus’ loan portfolio.

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6.6         Shareholder Approval.

(a)          Pegasus shall, promptly after the execution of this Agreement, commence to take such actions as may be necessary to obtain adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of Pegasus, including, without limitation, distributing proxy materials or information statements to the holders of Pegasus Common Stock on or before the later of (i) five Business Days after BancFirst’s regulatory applications are accepted for processing, or (ii) 30 calendar days of the date of this Agreement, and scheduling a meeting of the holders of Pegasus Common Stock to consider the adoption and approval of this Agreement. BancFirst will promptly furnish to Pegasus any information which Pegasus may reasonably request in connection with the preparation of such materials. Upon completion of preparation by Pegasus of such materials, Pegasus will promptly furnish to BancFirst a copy thereof which Pegasus proposes to send to its shareholders and shall (i) provide BancFirst with a reasonable opportunity to review and comment on such materials, and (ii) include in such materials all comments from BancFirst to the extent reasonably acceptable to Pegasus.

(b)          Subject to Section 6.6(c): (i) the Board of Directors of Pegasus shall recommend that Pegasus’ shareholders vote in favor of and adopt and approve at the Pegasus shareholders’ meeting both this Agreement and the related Share Exchange; (ii) the Pegasus proxy or information statement (as applicable) shall include a statement to the effect that the Board of Directors of Pegasus has recommended that Pegasus’ shareholders vote in favor of and adopt and approve both this Agreement and the related Share Exchange at the Pegasus shareholders’ meeting; and (iii) neither the Board of Directors of Pegasus nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to BancFirst, the recommendation that Pegasus’ shareholders vote in favor of and adopt and approve this Agreement and the Share Exchange.

(c)          Nothing in this Agreement shall prevent the Board of Directors of Pegasus from, prior to a favorable vote of the Pegasus shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Share Exchange or from not including its recommendation in favor of adopting and approving this Agreement and the Share Exchange in the Pegasus proxy or information statement if (i) a Superior Proposal is made to Pegasus and not withdrawn; (ii) neither Pegasus nor any of its representatives shall have violated any of the restrictions set forth in Section 6.7; (iii) the Board of Directors of Pegasus concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Pegasus to comply with its fiduciary obligations to Pegasus’ shareholders under applicable law; and (iv) to the extent applicable, Pegasus complies with the requirements of Section 6.7; provided, that prior to any withholding, withdrawal, amendment or modification of the Pegasus Board’s recommendation, Pegasus shall have given BancFirst at least two Business Days notice thereof and the opportunity to meet with Pegasus and its counsel. Nothing contained in this Section 6.6(c) shall limit Pegasus’ obligation to hold and convene the Pegasus shareholders’ meeting (regardless of whether the recommendation of the Board of Directors of Pegasus shall have been withheld, withdrawn, amended or modified).

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6.7         No Solicitation.

(a)          Until the earlier of the Closing Date or the date of termination of this Agreement, neither Pegasus nor any of its Affiliates or agents will, directly or indirectly, solicit, initiate or participate in negotiations with any Person other than BancFirst with respect to the disposition of any of the equity securities of Pegasus or any option with respect thereto, or the merger or acquisition of Pegasus with another Person, or any disposition of all or any significant portion of the assets of Pegasus not in the ordinary course of business, or any similar transaction (each, an “Acquisition Proposal”), nor shall Pegasus or any of its Affiliates or agents provide any information concerning Pegasus with respect to an Acquisition Proposal; provided, that this Section 6.7(a) shall not prohibit Pegasus or its Board of Directors from (A) furnishing information regarding Pegasus to, entering into a customary confidentiality agreement with, or entering into discussions with any Person in response to a Superior Proposal submitted by such Person (and not withdrawn), (B) taking the actions described in Section 6.6(c) as permitted thereby, (C) recommending a Superior Proposal to Pegasus’ shareholders, or (D) terminating this Agreement pursuant to Section 8.1(d) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Proposal, if in the case of either (A), (B), (C) or (D), (1) neither Pegasus nor any of its Affiliates or agents shall have violated any of the restrictions set forth in this Section 6.7, (2) the Board of Directors of Pegasus concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of Pegasus to comply with its fiduciary obligations to Pegasus’ shareholders under applicable law, (3)(x) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Pegasus gives BancFirst written notice of the identity of such Person and of Pegasus’ intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (y) Pegasus receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of Pegasus, and (4) contemporaneously with furnishing any such information to such Person, Pegasus furnishes such information to BancFirst. Pegasus will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.7(a) by any officer or director of Pegasus or any investment banker, attorney or other advisor or representative of Pegasus shall be deemed to be a breach by Pegasus of this Section 6.7(a).

(b)          In addition to the obligations of Pegasus set forth in Section 6.7(a), Pegasus shall, as promptly as practicable, advise BancFirst orally and in writing of any request received by Pegasus for information which Pegasus reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Pegasus with respect to, or which Pegasus reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Pegasus will keep BancFirst informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

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6.8         Fees and Expenses. Pegasus shall pay all fees and expenses of Pegasus in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall pay or cause to be paid (or fully accrued) the following expenses prior to the Effective Time: (a) all Pegasus Transaction Expenses incurred up to the Effective Time, and (b) any other fees or expenses required to be paid prior to the Effective Time pursuant to the terms of this Agreement. All such fees and expenses shall be paid and fully expensed or accrued and reflected on Pegasus’ books for all purposes as of the Valuation Date. The fees and expenses referred to in this Section 6.8 shall be taken into account in the calculation of the Acquisition Consideration.

6.9         Termination of Stock Option Plans. On or prior to the Closing, Pegasus shall take all actions necessary to terminate the Stock Option Plans and satisfy all of its obligations thereunder, including, without limitation, those relating to any outstanding Options or SARs (as such terms are defined in the Stock Option Plans). If Pegasus takes such actions after the Valuation Date, Pegasus shall have accrued and expensed all such obligations under the Stock Option Plans prior to the Valuation Date.

6.10       Disclosure Supplements. From time to time prior to the Effective Time, Pegasus shall promptly supplement or amend any materials previously disclosed and delivered to BancFirst pursuant to this Agreement with respect to any matter arising after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to BancFirst or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby; provided, no such supplement or amendment shall be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

6.11       Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to 120 days after the date of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1         Conditions Precedent – All Parties. The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by all of the parties to this Agreement:

(a)          All corporate action necessary, including approval of the Share Exchange by the shareholders of Pegasus, to authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by all of the parties hereto;

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(b)          All necessary regulatory approvals, consents and authorizations required for the transactions contemplated hereby or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall be conditioned or restricted in any manner which, in the reasonable judgment of BancFirst, would materially and adversely affect the operations or prospects of the business conducted by Pegasus; and

(c)          None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or any other Transaction Document.

7.2         Conditions Precedent – Pegasus. The obligations of Pegasus to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Pegasus pursuant to Section 8.4:

(a)          Each of the representations and warranties of BancFirst contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects only as of such date);

(b)          BancFirst shall have performed, in all material respects, its obligations and covenants required to be performed by it on or prior to the Closing;

(c)          BancFirst shall have delivered to Pegasus a certificate, dated the date of the Closing and signed by the Executive Chairman, President or an Executive Vice President of BancFirst to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)          There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

7.3         Conditions Precedent – BancFirst. The obligation of BancFirst to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by BancFirst pursuant to Section 8.4 hereof:

(a)          Each of the representations and warranties of Pegasus contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects only as of such date);

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(b)          Pegasus shall have performed, in all material respects, its obligations and covenants required to be performed by it on or prior to the Closing;

(c)          Pegasus shall have delivered to BancFirst a certificate, dated the date of the Closing and signed by the President of Pegasus, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)          The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 7.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Pegasus is a party or is otherwise bound shall have been obtained;

(e)          Each of Joe Goyne and Harry Smith shall have executed and delivered to BancFirst a Retention Agreement and remained employed by Pegasus through the Closing Date;

(f)          There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(g)          In accordance with its methodology illustrated on Exhibit C hereto, Pegasus shall have (i) maintained its practice of charging off or charging down loans against the Allowance, and (ii) had an Allowance, as of the Valuation Date and as of the Closing Date, in an amount adequate for the risk in Pegasus’ loan portfolio;

(h)          BancFirst shall have received evidence, reasonably satisfactory to BancFirst, that the Stock Option Plans have been terminated and Pegasus has satisfied all of its obligations thereunder;

(i)          There shall not have occurred between the date of this Agreement and the Closing Date, a change in the business, financial condition or prospects of Pegasus which, either individually or in the aggregate, constitutes a Material Adverse Effect; and

(j)          Holders of not more than five percent (5%) of the outstanding shares of Pegasus Common Stock, determined as of the date hereof, shall not have elected to exercise dissenters’ rights under Section 10.351 et seq. of the TBOC.

ARTICLE VIII.
TERMINATION, WAIVER AND AMENDMENT

8.1         Termination. This Agreement may be terminated:

(a)          at any time on or prior to the Closing, by the mutual consent in writing of BancFirst and Pegasus;

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(b)          at any time on or prior to the Closing, by BancFirst in writing if Pegasus has, or by Pegasus in writing if BancFirst has, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein in any material respect if such breach is incapable of cure or has not been cured within 30 days following written notice of such breach to the breaching party or the Closing;

(c)          at any time, by BancFirst or Pegasus in writing, if any of the applications for prior approval referred to in Section 5.2(c) hereof are denied or, in the case of BancFirst, are approved in a manner which does not satisfy the requirements of Section 7.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d)          by Pegasus prior to a vote of the shareholders of Pegasus on the Agreement if, after receiving the Superior Proposal and the absence of any prior breach of the provisions of Section 6.7 of this Agreement, the Board of Directors of Pegasus determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of Pegasus under applicable law; provided, that Pegasus may not terminate this Agreement pursuant to this Section 8.1(d) until two Business Days have elapsed following delivery to BancFirst of written notice of such determination by Pegasus (which notice will inform BancFirst of the material terms and conditions of the Superior Proposal);

(e)          by BancFirst or Pegasus in writing, if the Closing has not occurred by the close of business on September 30, 2019; provided, that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the direct and principal cause of, or directly and principally resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

8.2         Effect of Termination.

(a)          In the event that this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) Article IX in its entirety shall survive any such termination; and (ii) a termination pursuant to Section 8.1(b) shall not relieve the breaching party from liability for any grossly negligent or willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

(b)          In the event this Agreement is terminated by Pegasus pursuant to Section 8.1(d) hereof or the Board of Directors withdraws its recommendation to approve this Agreement in accordance with Section 6.6(b), then, in either of such events, the Company shall pay to BancFirst a termination fee in the amount of $4,000,000 (the “Pegasus Termination Fee”), in the manner and at the time set forth in Section 8.2(c) hereof.

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(c)          If the Pegasus Termination Fee becomes payable pursuant to Section 8.2(b), it shall be paid by wire transfer of immediately available funds to an account designated by BancFirst within two (2) Business Days after termination of this Agreement. Pegasus acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without such agreements BancFirst would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Pegasus fails to promptly pay BancFirst the amounts due under this Section 8.2 within the time period specified herein, Pegasus shall pay all costs and expenses (including attorneys’ fees) incurred by BancFirst in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest from the date due at the prime rate of interest, as adjusted from time to time, reported in the “Money Rates” section of The Wall Street Journal.

8.3         Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that, by their terms, are to be performed after the Effective Time. Notwithstanding the foregoing, the covenants set forth in the Retention Agreements shall survive until the expiration of the applicable periods specified therein.

8.4         Waiver. Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (c) the performance by the other party of any of its obligations set forth herein.

8.5         Amendment or Supplement. This Agreement may be amended or supplemented at any time by a mutual agreement in writing executed by each of the parties hereto.

ARTICLE IX.
MISCELLANEOUS

9.1         Expenses. BancFirst shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. Pegasus shall bear and pay all costs and expenses incurred by Pegasus in connection with the transactions contemplated by this Agreement, including, the Pegasus Transaction Expenses.

9.2         Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Documents contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

9.3         Assignment; Successors; Third-Party Beneficiaries. None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

35

9.4         Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other party shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable law.

9.5         Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

9.6         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight delivery service (such overnight notice to be effective one Business Day after the date sent by such delivery service), or sent by facsimile or email transmission, with confirmed receipt, addressed as follows:

If to Pegasus, to:

Pegasus Bank

Attn:  Joe Goyne, Chairman

4515 West Mockingbird Lane

Dallas, Texas 75209

Fax:    (214) 357-3204

Email:  JGoyne@pegasusbankdallas.com

With a required copy to:

Larry Temple

400 West 15th Street, Suite 705

Austin, Texas 78701

Fax:      (512) 477-4478

Email:   larry@larrytemple.com

36

If to BancFirst, to:

BancFirst Corporation

Attn:     David E. Rainbolt, Executive Chairman

P.O. Box 26788

Oklahoma City, Oklahoma 73126-0788

Fax:       (405) 270-1089

Email:   davidr@bancfirst.bank

With a required copy to:

BancFirst Corporation

Attn:     Brian Pierson, General Counsel

P.O. Box 26788

Oklahoma City, Oklahoma 73126-0788

Fax:       (405) 270-1089

Email:    brian.pierson@bancfirst.bank

9.7         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. An electronic or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9.8         Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, BancFirst may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Pegasus set forth herein, provided that (a) the consideration to be paid to the holders of Pegasus Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or alters the taxation of any amounts to be received by the holders of Pegasus Common Stock, and (b) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to BancFirst’s obligations set forth in Section 7.1 and Section 7.3 hereof.

9.9         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

9.10       Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

*      *      *      *

37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BANCFIRST CORPORATION

By:	/s/ David E. Rainbolt
David E. Rainbolt, Executive Chairman

PEGASUS BANK

By:	/s/ Joe Goyne
Joe Goyne, Chairman

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

EXHIBIT A

CERTIFICATE OF EXCHANGE

BancFirst Corporation, an Oklahoma corporation (“BancFirst”), and Pegasus Bank, a Texas banking corporation (“Pegasus”), pursuant to Section 10.151 of the Texas Business Organizations Code and for purposes of effecting an interest exchange whereby BancFirst will acquire all of the issued and outstanding shares of Pegasus, do hereby certify:

FIRST.             The name, organizational form and state of formation of each domestic entity and non-code organization that is a party to the Share Exchange Agreement, dated ____________, 2019 (the “Agreement”), are BancFirst Corporation, an Oklahoma corporation, and Pegasus Bank, a Texas banking corporation.

SECOND.         A signed Agreement is on file at the principal place of business of BancFirst and Pegasus. The addresses of the principal places of business of BancFirst and Pegasus are:

BancFirst Corporation

101 N. Broadway

Oklahoma City, Oklahoma 73102

Pegasus Bank

4515 West Mockingbird Lane

Dallas, Texas 75209

THIRD.            A copy of the Agreement will be on written request furnished without cost by BancFirst and Pegasus to any shareholder of the respective corporation.

FOURTH.        The Agreement has been approved as required by the laws of Oklahoma and Texas and by the governing documents of BancFirst and Pegasus.

FIFTH.            This Certificate of Exchange, the Agreement and the share exchange being effected pursuant to the Agreement shall become effective as of 5:00 p.m., Central Time, on _________________, 2019.

The undersigned sign this document subject to the penalties imposed by law for the submission of a materially false or fraudulent document. The undersigned certify that he statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Texas Business Organizations Code, or other law applicable to and governing BancFirst and Pegasus, to execute the filing instrument.

BANCFIRST CORPORATION		PEGASUS BANK

By:		By:
	David Rainbolt, Executive Chairman		Joe Goyne, Chairman

Exhibit A to the
Share Exchange Agreement

A-1

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

___________, 2019

BancFirst Corporation

P.O. Box 26788

Oklahoma City, OK 73126-0788

Gentlemen:

The undersigned shareholder of Pegasus Bank, Dallas, Texas, a Texas banking corporation (“Pegasus”), understands that BancFirst Corporation, an Oklahoma corporation (“BancFirst”), is concurrently herewith entering into a Share Exchange Agreement (the “Share Exchange Agreement”) with Pegasus. Subject to the terms and conditions of the Share Exchange Agreement, Pegasus will acquire all of the issued and outstanding shares of common stock of Pegasus (the “Pegasus Common Stock”), and the Pegasus Common Stock will be converted into the right to receive the Acquisition Consideration described therein (the “Share Exchange”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Share Exchange Agreement. The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Voting Agreement”) shall terminate upon the earlier of (a) consummation of the Share Exchange, or (b) the termination of the Share Exchange Agreement unless the Share Exchange Agreement is terminated (x) by BancFirst in accordance with Section 8.1(b) of the Share Exchange Agreement, or (y) by Pegasus in accordance with Section 8.1(d) of the Share Exchange Agreement.

1.            In order to induce BancFirst and Pegasus to enter into the Share Exchange Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Pegasus’ shareholders contemplated by Section 6.6 of the Share Exchange Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted all of the shares of Pegasus Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned’s proportionate voting interests, jointly with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Pegasus Common Stock over which the undersigned may hereafter acquire beneficial ownership (collectively, the “Shares”) in favor of the Share Exchange Agreement and the Share Exchange. The undersigned further agrees that he or she will use his or her commercially reasonable efforts to cause any other shares of Pegasus Common Stock over which he or she has or shares voting power or with respect to which the undersigned may provide instructions or similar advice to a trustee to be voted in favor of the Share Exchange Agreement and the Share Exchange.

2.            The undersigned represents and warrants that he or she has or shares the beneficial ownership of the number of shares of Pegasus Common Stock set forth opposite his or her name on Schedule 1 hereto. The undersigned further represents, warrants and agrees that until the earlier of (i) the consummation of the transactions contemplated by the Share Exchange Agreement, or (ii) the termination of this Voting Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

Exhibit B to the
Share Exchange Agreement

B-1

(a)          vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other acquisition, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Pegasus that would have the effect of any Person, other than BancFirst or an affiliate of BancFirst, acquiring Control (as defined below) over Pegasus or any substantial portion of the assets of Pegasus; (ii) any acquisition or purchase from Pegasus by any person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Pegasus or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Pegasus, or any acquisition, consolidation, business combination or similar transaction involving Pegasus pursuant to which the shareholders of Pegasus immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Pegasus; or (iv) any liquidation or dissolution of Pegasus; or

(b)          sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Pegasus Common Stock are owned of record or beneficially by the undersigned on the date hereof or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee), (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Voting Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of BancFirst and subject to the transferee expressly assuming the obligations of the undersigned arising under this Voting Agreement; or (iv) as BancFirst may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

3.            The undersigned represents that (a) he or she has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Voting Agreement and that this Voting Agreement does not conflict with the terms of any other agreement, understanding or document to which he or she is a party; (b) this Voting Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; and (c) he or she has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Voting Agreement.

Exhibit B to the
Share Exchange Agreement

B-2

4.            It is the desire and intent of the parties hereto that the provisions of this Voting Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Voting Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Voting Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Voting Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that BancFirst shall be entitled to seek such an injunction or injunctions to prevent breaches of this Voting Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which BancFirst is entitled at law or in equity.

6.            This Voting Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Voting Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

7.            This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable. If any provision hereof is deemed unenforceable by a court of law, the enforceability of the other provisions hereof shall not be affected.

8.            It is a condition to the effectiveness of this Voting Agreement that the Share Exchange Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

Name
Accepted and Agreed:

BANCFIRST CORPORATION

By:
David E. Rainbolt, Executive Chairman

Exhibit B to the
Share Exchange Agreement

B-3

Schedule 1 – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held

Total:

Exhibit B to the
Share Exchange Agreement

B-4

EXHIBIT C

ALLOWANCE METHODOLOGY

Loan Loss Reserve Adequacy (Qtrly)
02/06/19
with specific reserves for 7.8.9

			Required Reserve
			based on:
Rating	Current Balance	Avg. Loss Percent	Current Balance

Ungraded	$2,850,854	0.883%	$25,173

1	$3,098,683	0.011%	$341

2	$17,890,921	0.070%	$12,524

3	$74,578,841	0.169%	$126,038

4	$131,286,337	0.416%	$546,151

5	$99,572,250	0.883%	$879,223

6	$36,705,418	1.525%	$559,758

7	$-	2.473%	$-

8	$-	3.125%	$-

9	$-	13.104%	$-

10	$-	50.000%	$-

Specific ***	$3,466,077		$727,006

Totals	$369,449,381		$2,876,214
	ACTUAL RESERVE		$3,097,525

	Excess / (Deficit)		$221,311

*** Specific reserve amount listed below under "Specific" category.

Ungraded loans were assigned the same loss percentages as Grade 5's.

Ungraded loan category includes overdrawn accounts.

	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Excess/(Deficit)	805,232	787,892	677,872	704,152
Actual Reserve	2,913,808	3,013,785	3,089,412	3,097,525

Exhibit C to the
Share Exchange Agreement

C-1